Prudential Series Fund
For the period ending June 30, 2007
File # 811-03623

ITEM 77O
TRANSACTIONS EFFECTED PURSUANT TO RULE 10f-3

I.	Name of Fund:  The Prudential Series Fund, Inc.
      -  SP Small Cap Growth Portfolio

1.   Name of Issuer:  Edge Petroleum Corporation (Cusip:
279862106)

2.   Date of Purchase:  January 25, 2007

3.   Number of Securities Purchased:  31,370

4.   Dollar Amount of Purchase:  $415,652.50

5.   Price Per Unit:  $13.25

6.   Name(s) of Underwriter(s) or Dealer(s)
            From whom Purchased:  	JPMorgan Chase
					Raymond James

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A - UNDERWRITERS

Johnson Rice & Company LLC
SunTrust Robinson Humphrey
BMO Capital Markets